AMENDMENT TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT, dated as of April 3, 2018 (this “Amendment”), by and among VANGUARD VARIABLE INSURANCE FUND, THE VANGUARD GROUP, INC., VANGUARD MARKETING CORPORATION and AXA EQUITABLE LIFE INSURANCE COMPANY.

WITNESSETH:

WHEREAS, the parties hereto have entered into that certain participation agreement dated as of April 25, 2002, as amended (the “Participation Agreement”), pursuant to which the Sponsor has agreed to make shares of certain Portfolios of the Fund available for purchase and redemption by certain Accounts for the Company in connection with the Company’s Variable Insurance Products; and

WHEREAS, the parties desire to modify the Participation Agreement in certain respects.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms.

(a) Unless otherwise defined or otherwise stated herein, capitalized terms in this Amendment shall have the meanings assigned in the Participation Agreement.

(b) References in the Participation Agreement to the “NASD” shall be interpreted to refer to “FINRA”.

2. Amendment of Participation Agreement. The Participation Agreement is hereby amended as follows:

(a) by inserting a new Section 1.12 as follows:

“1.12 EXTRAORDINARY EVENTS. The Company is not authorized to accept as the Fund’s designee any individual purchase or redemption of shares in an amount which equals or exceeds the “Large Transaction Amount” for a Portfolio (as specified in Schedule C) where such order is the result of an “Extraordinary Event” of which the Company is aware, unless the Company has notified the Sponsor of such order as soon as practicable following the Company becoming aware of the Extraordinary Event and, with respect to purchases or redemptions of which the Company is aware as of 3:00 p.m. Eastern time on the trade date, in no event later than 3:00 p.m. Eastern time on the trade date. For these purposes, an “Extraordinary Event” shall mean an event outside normal operations such as an entire Account moving into or out of a Portfolio or an asset transfer arising from a merger, acquisition or divestiture. The Sponsor reserves the right to refuse any purchase order, or to delay settlement of any redemption order, which equals or exceeds the applicable Large Transaction Amount and results from an Extraordinary Event, which the Sponsor, in its sole discretion, deems disruptive or detrimental to the applicable Portfolio. The Sponsor reserves the right to amend or revise Schedule C at any time and will provide at least 24 hours’ advance notice of such revision to the Company.”

FAS / AXA EQUITABLE LIFE INSURANCE COMPANY

AMENDMENT TO PARTICIPATION AGREEMENT

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(b) by amending and restating Section 2.13 to read in full as follows:

“2.13 With respect to the Variable Insurance Products, which are registered under the 1933 Act, the Company represents and warrants that:

(a) AXA Advisers, LLC is the principal underwriter for each such Account and any subaccounts thereof and is a registered broker-dealer with the SEC under the 1934 Act;

(b) the shares of the Portfolios of the Fund are and will continue to be the only investment securities held by the corresponding subaccounts;

(c) the number of Portfolios of the Fund available for investment by the Accounts will not constitute a majority of the total number of mutual funds or portfolio selections available for investment by the Accounts in any Variable Insurance Product that is a variable annuity; and

(d) with regard to each Portfolio, the Company, if permitted by law, on behalf of the corresponding subaccount, will:

(i)	vote such shares held by it in the same proportion as the vote of all other holders of such shares; and

(ii)	refrain from substituting shares of another security for such shares unless the SEC has approved such substitution in the manner provided in Section 26 of the 1940 Act.”

(c) by inserting an amended and restated Schedule A in the form of Schedule A attached to this Amendment.

(d) by inserting an amended and restated Schedule B in the form of Schedule B attached to this Amendment.

(e) by inserting a new Schedule C in the form of Schedule C attached to this Amendment.

3. No Other Modifications. Except as specifically modified hereby, the Participation Agreement remains in full force and effect.

[Signature pages located on next page]

FAS / AXA EQUITABLE LIFE INSURANCE COMPANY

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2

IN WITNESS HEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year first above written.

VANGUARD VARIABLE INSURANCE FUND

By:
Name:
Title:

THE VANGUARD GROUP, INC.

By:
Name:
Title:

VANGUARD MARKETING CORPORATION

By:
Name:
Title:

AXA EQUITABLE LIFE INSURANCE COMPANY

By:
Name:	Steven M. Joenk
Title:	Managing Director, Chief Investment Officer

FAS / AXA EQUITABLE LIFE INSURANCE COMPANY

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SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Plan and Date Established by Board of Directors	Policies/Contracts Funded by Separate Account

AXA Equitable Life Insurance Company Separate Account FP Established 01/02/1986	Paramount Life

AXA Equitable Life Insurance Company Separate Account No. 65 Established September 19, 1996	Retirement Gateway 457 Retirement Gateway 401(a) Retirement Gateway 401(k)

AXA Equitable Life Insurance Company Separate Account No. 66 Established 02/04/1997	Member Retirement Plans

AXA Equitable Life Insurance Company Separate Account No. 206 Established 04/06/1999	American Dental Association

FAS / AXA EQUITABLE LIFE INSURANCE COMPANY

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SCHEDLUE A

SCHEDULE B

PORTFOLIOS

The following Portfolios of the Vanguard Variable Insurance Funds shall be made available as investments underlying the Variable Insurance Products:

Equity Index Portfolio

Total Stock Market Index Portfolio

Total Bond Market Index Portfolio

FAS / AXA EQUITABLE LIFE INSURANCE COMPANY

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SCHEDULE B

SCHEDULE C

LARGE TRANSACTION AMOUNTS

Fund Number	Portfolio	Large Transaction Amount
104	Money Market Portfolio	$5,000,000
106	Balanced Portfolio	$1,000,000
107	Equity Index Portfolio	$1,000,000
108	Equity Income Portfolio	$500,000
109	Growth Portfolio	$500,000
110	International Portfolio	$1,000,000
161	Small Company Growth Portfolio	$1,000,000
257	Total Bond Market Index Portfolio	$1,000,000
260	High-Yield Bond Portfolio	$1,000,000
274	Short-Term Investment-Grade Portfolio	$3,000,000
277	Capital Growth Portfolio	$250,000
278	Diversified Value Portfolio	$1,000,000
287	Total Stock Market Index Portfolio	$500,000
288	Mid-Cap Index Portfolio	$500,000
349	REIT Index Portfolio	$100,000
710	Conservative Allocation Portfolio	$250,000
712	Moderate Allocation Portfolio	$250,000
1557	Total International Stock Market Index Portfolio	$25,000	*
1558	Global Bond Index Portfolio	$25,000	*

*	Shares of these Portfolios are not to be made available in connection with variable annuity products until April 1, 2019. Until that date, shares of these Portfolios shall be made available in connection with life insurance products only.

FAS / AXA EQUITABLE LIFE INSURANCE COMPANY

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SCHEDULE C